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                                                                    EXHIBIT 23.2

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

    We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of USA Networks, Inc. and the Proxy Statement of Precision Response Corporation that is made a part of such Registration Statement of our report dated January 26, 2000 relating to the financial statements and financial statement schedule, which appear in Precision Response Corporation's Annual Report on Form 10-K for the year ended December 31, 1999. We also consent to the reference to us under the headings "Experts" in the Proxy Statement of Precision Response Corporation that is made a part of such Registration Statement.

PricewaterhouseCoopers LLP

Miami, Florida
March 2, 2000